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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G/A

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                             DXP Enterprises, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                  454078 10 6
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                                 (CUSIP Number)

                               December 31, 2004
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [X]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)
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CUSIP NO. 454078 10 6                    13G/A                   Page  of  Pages
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  1.    Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Bryan H. Wimberly
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  2.    Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) [ ]
               -----------------------------------------------------------------
        (b) [ ]
               -----------------------------------------------------------------
         Not applicable.
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  3.    SEC Use Only


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  4.    Citizenship or Place of Organization

        United States
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     Number of             5.      Sole Voting Power

      Shares                       194,855
                           -----------------------------------------------------
   Beneficially            6.      Shared Voting Power

     Owned by                      None
                           -----------------------------------------------------
       Each                7.      Sole Dispositive Power

     Reporting                     194,855
                           -----------------------------------------------------
   Person With:            8.      Shared Dispositive Power

                                   None
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  9.    Aggregate Amount Beneficially Owned by Each Reporting Person

        194,855
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 10.    Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

        Not applicable.
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 11.    Percent of Class Represented by Amount in Row (9)

        4.8%
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 12.    Type of Reporting Person (See Instructions)

        IN
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--------------------------------------------------------------------------------

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         This Amendment No. 2 to Schedule 13G with regard to DXP Enterprises,
Inc. is filed on behalf of the undersigned to amend Item 4 of Amendment No.1 of
Schedule 13G and to add Item 5 to indicate that the reporting person has ceased to be the beneficial owner of five percent or more of a class of securities of the issuer. Except as expressly stated herein, there have been no changes in the information set forth in the originally filed Schedule 13G.

ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer.

             (a)      Amount beneficially owned:

                      194,855

             Includes 48,800 shares of common stock issuable upon exercise of an option.

             (b)      Percent of class:

                      4.8%

             Based on an aggregate of 4,030,901 shares of common stock outstanding as of October 27, 2004 as reported in the issuer's quarterly report on Form 10-Q for the third quarter ended September 30, 2004.

             (c)      Number of shares as to which the person has:

                      (i)    Sole power to vote or to direct the vote

                             194,855

                      (ii)   Shared power to vote or to direct the vote

                             None

                      (iii) Sole power to dispose or to direct the disposition of

                             194,855

                      (iv) Shared power to dispose or to direct the disposition of

                             None

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


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                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        By:    /s/ Bryan H. Wimberly
                                              ----------------------------------
                                               Bryan H. Wimberly


                                        Dated: February 14, 2005